Exhibit 99.1


                         Sono-Tek Named Business of Year

(October 20, 2006 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK), the world's leader in ultrasonic spray nozzle technology, announced today that it has been named recipient of the 2006 Ulster County Business of the Year Award. The award was presented to Sono-Tek's President and CEO, Dr. Christopher L. Coccio, at an awards ceremony held last night in Kingston, NY. The annual award recognizes those businesses that lead in their fields within Ulster County and the Hudson Valley region.

Dr. Coccio was quoted as saying, "Sono-Tek appreciates the recognition inherent in the Award, and thanks Ulster County Development Corp. and Ulster County Chamber of Commerce for this award. We also thank our employees for their efforts to develop both the newer application technologies and the international market expansion that made the Award possible."

Over the past several years, Sono-Tek has grown its business from primarily the North American market to a presence in all significant global markets. In addition, it has grown its coating and spraying systems from electronic circuit boards to include medical device coating systems, glass and display screen coating systems, nanotechnology spraying systems, and most recently, textile and food coating systems. The Company has announced sales, income, equity, and working capital increases for each of the past several fiscal years, and has had a steady increase in employment levels needed to serve the business. Sono-Tek has recently announced the opening of an office based in China to address the growing Asian market for its products.

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

      This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.